Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2023 relating to the financial statements of NV5 Global, Inc. and the effectiveness of NV5 Global, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NV5 Global, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
May 12, 2023